UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Aeolus Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AEOLUS PHARMACEUTICALS, INC.
23811 Inverness Place
Laguna Niguel, California 92677

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 23, 2006

TO THE STOCKHOLDERS OF AEOLUS PHARMACEUTICALS, INC.:

The Annual Meeting of Stockholders of Aeolus Pharmaceuticals, Inc. will be held in the McGraw Boardroom at the offices of BIOCOM at 4510 Executive Drive, Plaza One, San Diego, California 92121, on Thursday, March 23, 2006 at 1:00 p.m., for the following purposes:

1.	To elect a board of seven directors;

2.
To ratify the appointment by the Audit Committee of the Board of Directors of Haskell & White LLP as the Company’s independent public accountants to audit the Company’s financial statements for fiscal 2006;

3.	To amend the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Preferred Stock of Aeolus from 3,000,000 shares to 10,000,000 shares; and

4.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on January 27, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. A list of stockholders of Aeolus entitled to vote at the meeting will be available for examination by a stockholder at Aeolus’ offices for the ten days prior to the meeting during normal business hours. All such stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your proxy as promptly as possible. Any stockholder attending the meeting may vote in person, even if such stockholder returned a proxy.

Aeolus’ proxy statement and proxy are enclosed along with Aeolus’ Annual Report to Stockholders for the fiscal year ended September 30, 2005.

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE
YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

Date:	By:	/s/ Michael P. McManus
Michael P. McManus
Chief Accounting Officer,
Treasurer and Secretary

Laguna Niguel,
California
January [●], 2006

AEOLUS PHARMACEUTICALS, INC.
23811 Inverness Place
Laguna Niguel, California 92677

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MARCH 23, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies are being solicited by the Board of Directors of Aeolus Pharmaceuticals, Inc., a Delaware corporation (“Aeolus” or the “Company”), for use at Aeolus’ 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held in the McGraw Boardroom at the offices of BIOCOM at 4510 Executive Drive, Plaza One, San Diego, California 92121, at 1:00 p.m. on Thursday, March 23, 2006, and any adjournments thereof. The cost of soliciting proxies will be borne by Aeolus. In addition to solicitation of proxies by mail, employees and consultants of Aeolus, without extra remuneration, may solicit proxies personally or by telephone. Aeolus will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Aeolus is 23811 Inverness Place, Laguna Niguel, California 92677. Copies of this proxy statement and accompanying proxy card are being mailed to stockholders on or about January 30, 2006.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Aeolus (Attention: Michael P. McManus, Secretary), or by attending the Annual Meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

1.	FOR the election of the seven nominees for director identified below;

2.
FOR the ratification of the appointment by the Audit Committee of the Board of Directors of Haskell & White LLP as the Company’s independent public accountants to audit the Company’s financial statements for fiscal 2006;

3.
FOR the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Preferred Stock of the Company from 3,000,000 shares to 10,000,000 shares; and

4. In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the meeting.

Record Date

Only the holders of record of the Company’s common stock (the “Common Stock”), Series A Convertible Preferred Stock (the “Series A Preferred”) and Series B Convertible Preferred Stock (the “Series B Preferred”) at the close of business on the record date, January 27, 2006 (the “Record Date”), are entitled to notice of and to vote at the meeting. However, pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), the holders of the Series B Preferred are not entitled to vote on Proposal 1 or Proposal 2, and may only vote on Proposal 3. On the Record Date, [14,077,263] shares of Common Stock, [1,250,000] shares of Series A Preferred and [475,087] shares of Series B Preferred were outstanding. Each holder of Common Stock as of the Record Date will be entitled to one vote on each proposal for each share of Common Stock held as of such date. Each holder of Series A Preferred and Series B Preferred as of the Record Date shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred and Series B Preferred were convertible on the Record Date, at the then current conversion value as determined pursuant to the Charter, which results in two votes per share of Series A Preferred and one vote per share of Series B Preferred outstanding on January 27, 2006. As a result, a total of [17,052,350] votes may be cast by all stockholders at the Annual Meeting. The Common Stock and Series A Preferred shall vote together as a single class on Proposal 1 and Proposal 2. The Common Stock, Series A Preferred and Series B Preferred shall vote together as a single class on Proposal 3.

Vote Required

The required quorum for the transaction of business at the Annual Meeting is a majority of the Company’s capital stock issued and outstanding on the Record Date and entitled to be voted at the meeting, present in person or represented by proxy. Votes withheld from any voting will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on any proposal. On Proposal 1, the seven nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as directors of Aeolus. On Proposal 2, the affirmative vote of the holders of a majority of the shares of Aeolus’ capital stock present or represented and voting on the proposal at the meeting is required for approval. On Proposal 3, pursuant to the Charter, the affirmative vote of the following shares of Aeolus’ capital stock present or represented and voting on the proposal at the meeting is required for approval: holders of a majority of the outstanding shares of Series A Preferred; Xmark Opportunity Fund, L.P. and Xmark Opportunity Fund, Ltd., affiliates of the Company; and holders of a majority of the outstanding shares of preferred stock of the Company, voting together as a single class on an as converted to Common Stock basis.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Aeolus believes that abstentions should be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on the proposals at the meeting. Aeolus intends to treat abstentions in this manner, which means they will have the same effect as votes against the proposals.

In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in this manner. Broker non-votes with respect to any proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve a proposal.

Therefore, for purposes of the election of directors, neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For the other proposals, abstentions will have the same practical effect as votes against these proposals, and broker non-votes will not have any effect on the outcome of the vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees

Aeolus’ Bylaws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater than seven. The Board currently consists of seven members. For as long as it owns more than 20% of Aeolus’ outstanding common stock, on an as converted to Common Stock and fully diluted basis, Goodnow Capital, L.L.C. has the right to appoint up to two directors to the Board, pursuant to the terms of the purchase agreement with the Company. David C. Cavalier, a director standing for re-election, is President of Goodnow Capital. In addition, for as long as Xmark Opportunity Fund, L.P. and Xmark Opportunity Fund, Ltd. own any shares of Series A Preferred, they have the right to elect a majority of the Company’s Board of Directors. Mr. Cavalier, who currently serves as a member of the Board, is a member of Xmark Opportunity Managers, LLC, which is the manager of Xmark Opportunity, L.P. and Xmark Opportunity Fund, Ltd. The Board has recommended that the seven individuals set forth below be elected to the Board.

The directors being elected at the Annual Meeting are to serve for one year, each until the election and qualification of his successor, or until his earlier death, removal or resignation. It is intended that proxies will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Aeolus.

Name of Nominee	Age as of January 30, 2006	Director Since
David C. Cavalier	36	April 2004
John M. Farah, Jr., Ph.D.	53	October 2005
Chris A. Rallis.	52	June 2004
Peter D. Suzdak, Ph.D.	47	June 2004
Michael E. Lewis, Ph.D.	54	June 2004
Joseph J. Krivulka	53	June 2004
Amit Kumar, Ph.D.	41	June 2004

David C. Cavalier has been the Chairman of the Board of the Company since April 30, 2004. Since 2001, he has been a Principal and the Chief Operating Officer of The Xmark Funds, a family of investment funds. From 1995 to 1996, Mr. Cavalier worked for Tiger Real Estate, a $785 million private investment fund sponsored by Tiger Management Corporation. Mr. Cavalier began his career in 1994 in the Investment Banking Division of Goldman, Sachs & Co. working on debt and equity offerings for public and private real estate companies. He received a B.A. from Yale University and an M.Phil. from Oxford University.

John M. Farah, Jr., Ph.D. is head of worldwide product export for Cephalon, Inc. Dr. Farah joined Cephalon in 1992 to manage technology requirements and collaborations for the research and development organization. He then served in several roles with increasing responsibilities in scientific affairs, managing biotech research partnerships, product licensing and academic collaborations. In 1998, Dr. Farah was promoted to senior director and, in 2001, vice president of worldwide business development responsible for promoting and negotiating R&D and commercial alliances with multinational and regional pharmaceutical firms. In 2003, Dr. Farah was appointed head of worldwide product export, responsible for the overall development and profitability of Cephalon’s core products in territories where Cephalon does not have its own subsidiaries. Prior to joining Cephalon, Dr. Farah was a research investigator at GD Searle and served as a postdoctoral fellow at the National Institutes of Health. He received his Doctorate in physiology in 1985 from the Uniformed Services University in Bethesda, Maryland. He also received a B.S. degree in Zoology from the University of Maryland and a B.H.A. degree from New College of California in San Francisco.

Chris A. Rallis is the former President and Chief Operating Officer, and a former director, of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $464 million. Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel of Triangle Pharmaceuticals. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities, which included a worldwide alliance with Abbott Laboratories and the in-licensing of over ten compounds. Prior to joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13-year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis received his A.B. degree in Economics from Harvard College and a J.D. from Duke University.

Peter D. Suzdak, Ph.D. is a research and development executive with more than 19 years experience in U.S. and European pharmaceutical companies. Dr. Suzdak is currently President and Chief Executive Officer of Artesian Therapeutics, Inc. Prior to joining Artesian Therapeutics, Dr. Suzdak was most recently a Senior Vice President of Research and Development at Guilford Pharmaceuticals, Inc. from 1995 to 2002. Prior to joining Guilford, Dr. Suzdak held various positions at Novo-Nordisk A/S in Copenhagen, Denmark from 1988 to 1995, including Director of Neurobiology Research. Dr. Suzdak was involved in multiple drug discovery and development collaborations with major pharmaceutical companies in the U.S. and Europe, including Abbott Laboratories, which resulted in the successful discovery, clinical development, approval and marketing of the novel anti-epileptic Gabatril®. He was also a Pharmacology Research Associate in the Clinical Neuroscience Branch of the National Institute of Mental Health in Bethesda, in the laboratory of Dr. Steven M. Paul, from 1985 to 1988. Dr. Suzdak received his Ph.D. in Pharmacology from the University of Connecticut and a B.S. in Pharmacy from St. Johns University.

Michael E. Lewis, Ph.D. has been President of BioDiligence Partners, Inc., a private consulting firm, since 1994. He co-founded Cara Therapeutics Inc., a privately held biopharmaceutical company, and has served as a director and Chief Scientific Advisor of Cara since 2004. He has also served as a director of Polymedix, Inc., a privately held biotechnology company, since 2003. Dr. Lewis co-founded Arena Pharmaceuticals, Inc. in 1997, and was a director until 2000 and Arena’s Chief Scientific Advisor until 2003. He also co-founded Adolor Corporation in 1994 and served as its Chief Scientific Advisor until 1997. Dr. Lewis was Vice President of Research at Symphony Pharmaceuticals, Inc. from 1993 to 1994. He also co-founded Cephalon, Inc., where he served as Senior Scientist, Director of Pharmacology, and Senior Director of Scientific Affairs, between 1988 and 1993. Prior to that, Dr. Lewis was a Principal Investigator at E.I. DuPont de Nemours & Co., Inc. from 1985 to 1987. Dr. Lewis received a B.A. with Special Honors in Psychology from George Washington University, and an M.A. and Ph.D. in Psychology from Clark University, followed by postdoctoral training in neurosciences at the University of Cambridge, the National Institutes of Health, and the University of Michigan.

Joseph J. Krivulka is the founder of Triax Pharmaceuticals, LLC and has served as its President since November 2004. He also co-founded Reliant Pharmaceuticals, LLC and served as its President from 1999 until 2004. Mr. Krivulka has more than 25 years of experience in the pharmaceutical industry and was formerly Chief Executive Officer of Bertek, Inc., a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories. He has extensive expertise in product launches, reformulation and line extensions, clinical development, and manufacturing. He successfully brought to market numerous branded products and managed Mylan’s entry into the branded pharmaceutical business, with the acquisition of several pharmaceutical companies. Dr. Krivulka is a member of the board of directors of Nektar Therapeutics, a publicly-held pharmaceutical company.

Amit Kumar, Ph.D. has been President and Chief Executive Officer of CombiMatrix Corporation since September 2001 and has been a director of CombiMatrix since September 2000. Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp. From January 1999 to February 2000, Dr. Kumar was the founding President and CEO of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at Idexx Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, he was Head of Research & Development for Idetek Corporation, which was later acquired by Idexx Laboratories, Inc. Dr. Kumar received his B.S. in Chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. from the California Institute of Technology in 1991. He also completed a post-doctoral fellowship at Harvard University from 1991 to 1993. Dr. Kumar is also a member of the board of directors of Acacia Research Corporation, a publicly-held biotechnology company.

Information Concerning the Board of Directors and its Committees

The business of Aeolus is under the general management of the Board of Directors, as provided by the laws of Delaware and the Bylaws of Aeolus. During the fiscal year ended September 30, 2005, the Board of Directors held eight formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2005 meetings of the Board of Directors and Board committees of which he was a member. After review of all relevant transactions or relationships between each director, or any of his family members, and the Company, the Company’s senior management and its independent registered public accountants, the Board of Directors has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards, as currently in effect.

The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Mr. Cavalier, Chairman, Dr. Kumar and Mr. Rallis. During fiscal 2005, the Audit Committee held five formal meetings and met with Aeolus’ independent registered public accounting firm prior to the release of financial results for the first three quarters of fiscal 2005. The Audit Committee reviews the results and scope of the audit and other services provided by Aeolus’ independent registered public accounting firm. The Audit Committee has adopted a written charter, a copy of which was included in the Company’s proxy statement for the 2004 Annual Meeting of Stockholders. The Board of Directors has determined that Mr. Cavalier is an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission (“Regulation S-K”). The Board of Directors has determined that all of the members of the Audit Committee other than Mr. Cavalier meet the Nasdaq Audit Committee independence standards, as currently in effect.

The Compensation Committee currently consists of Mr. Cavalier, Chairman, Mr. Krivulka and Dr. Suzdak. During fiscal 2005, the Compensation Committee held three formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Aeolus, and determines the amount and type of equity incentives granted to participants in Aeolus’ 2004 Stock Option Plan, as amended.

The Board does not have a standing nominating committee. The Board does not believe a nominating committee is necessary based on Aeolus’ size, the ownership by Goodnow Capital, L.L.C. of more than half of the Company’s outstanding common stock and the ability of Xmark Opportunity Fund, L.P. and Xmark Opportunity Fund, Ltd. to elect a majority of the Board of Directors for as long as either stockholder owns any shares of Series A Preferred. The Board will consider establishing a nominating committee at the appropriate time.

The entire Board of Directors participates in the consideration of director nominees. To date, the Board of Directors has not formally established any criteria for Board membership. Candidates for director nominees are reviewed in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of its stockholders. In conducting this assessment, the Board of Directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Board has not established a formal process for stockholders to send communications, including director nominations, to the Board; however, the names of all directors are available to stockholders in this proxy statement and on Aeolus’ web site at www.aeoluspharma.com. If Aeolus receives any security holder communication for an independent director, Aeolus will relay it to the independent director. Director nominations submitted by a stockholder will be considered by the full Board. The Board of Directors believes that the Company currently has in place adequate methods for receiving communications from its stockholders. Any stockholder may send a communication to any member of the Board of Directors, in care of the Company’s address, at 23811 Inverness Place, Laguna Niguel, California 92677. The Company will forward any such communication to the Board member.

Aeolus does not have a policy with regard to Board members’ attendance at annual meetings. At the Company’s 2005 Annual Meeting of Stockholders, all of the directors standing for election were in attendance.

The Board of Directors has approved and recommends that stockholders vote “FOR” the election of the seven nominees listed above.

OTHER INFORMATION

Principal Stockholders

The following tables set forth certain information regarding the ownership of shares of Aeolus’ Common Stock, Series A Preferred and Series B Preferred as of the Record Date by:

•	each person known by Aeolus to beneficially own more than 5% of the outstanding shares of each class of the Company’s stock,

•	each of Aeolus’ directors,

•	each of Aeolus’ Named Officers (as defined under “Executive Compensation” below), and

•	all of Aeolus’ directors and executive officers as a group.

	Preferred Stock			Common Stock
Identity of Owner or Group (1)(2)	Beneficially Owned		Percentage Owned(3)	Beneficially Owned		Percentage Owned(4)

Directors:
David C. Cavalier	2,150,000	(5)	72.3%	13,705,937	(6)	74.4%
John M. Farah, Jr., Ph.D. (7)	-		-	-		-
Joseph J. Krivulka (7)	-		-	25,472		*
Amit Kumar, Ph.D. (7)	-		-	25,472		*
Michael E. Lewis, Ph.D. (7)	-		-	25,472		*
Chris A. Rallis (7)	-		-	25,472		*
Peter D. Suzdak, Ph.D. (7)	-		-	25,472		*

Named Executive Officers:
Elaine Alexander, M.D. (7)	-		-	42,000		*
Richard P. Burgoon, Jr. (8)	-		-	269,250		1.9%
James D. Crapo, M.D. (7)	-		-	277,666		1.9%
Brain Day, Ph.D. (7)	-		-	24,903		*
Shayne C. Gad, Ph.D. (7)	-		-	62,500		*
John L. McManus (9)	-		-	78,000		*
Michael P. McManus (10)	-		-	10,850		*
Richard W. Reichow (11)	-		-	332,361		2.3%
All directors and executive officers as a group (12 persons)	2,150,000	(12)	72.3%	14,258,300	(13)	75.7%

	Preferred Stock			Common Stock
Identity of Owner or Group (1)(2)	Beneficially Owned		Percentage Owned(3)	Beneficially Owned		Percentage Owned(4)

5% Stockholders:
BVF Partners, L.P.	250,000	(14)	8.4%	1,621,218	(15)	10.9%
900 N. Michigan Ave, Suite 1100
Chicago IL 60611

Elan Corporation, plc	475,087		16.0%	475,087		3.3%
Lincoln House
Lincoln Place
Dublin 2, Ireland

Great Point Partners, LLC	100,000	(16)	3.4%	1,600,727	(17)	10.9%
2 Pickwick Plaza, Suite 450
Greenwich, CT 06830

Xmark Asset Management, LLC	2,150,000	(18)	72.3%	13,680,937	(19)	74.4%
and its affiliates
301 Tresser Blvd, Suite 1320
Stamford, CT 06901

* Less than one percent

(1) Unless otherwise indicated, the address of all the owners is: c/o Aeolus Pharmaceuticals, Inc., 23811 Inverness Place, Laguna Niguel, California 92677.

(2) This table is based upon information supplied by our executive officers, directors and principal stockholders and Schedule 13Gs filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3) Percent of shares beneficially owned by any person is calculated by dividing the number of shares of preferred stock beneficially owned by that person by the sum of the number of shares of preferred stock outstanding as of January 27, 2006, and the number of shares of preferred stock as to which that person has the right to acquire voting or investment power as of January 27, 2006, or within 60 days thereafter.

(4) Percent of shares beneficially owned by any person is calculated by dividing the number of shares of common stock beneficially owned by that person by the sum of the number of shares of common stock outstanding as of January 27, 2006, and the number of shares of common stock as to which that person has the right to acquire voting or investment power as of January 27, 2006, or within 60 days thereafter.

(5) Includes 330,000 shares of Series A Preferred owned by Xmark Opportunity Fund, L.P., which were convertible into 660,000 shares of Common Stock as of the Record Date; 495,000 shares of Series A Preferred owned by Xmark Opportunity Fund, Ltd., which were convertible into 990,000 shares of Common Stock as of the Record Date; 250,000 shares of Series A Preferred owned by Xmark JV Investment Partners, LLC, which were convertible into 500,000 shares of Common Stock as of the Record Date. All amounts are shown on a Common Stock basis. Xmark Opportunity Managers, LLC is the manager of the Xmark Opportunity Fund, L.P., Xmark Opportunity Fund, Ltd. and Xmark JV Investment Partners, LLC. Mr. Cavalier is a member of Xmark Opportunity Managers, LLC. Mr. Cavalier’s interest in the shares is limited to his pecuniary interest in Xmark Opportunity Managers, LLC, if any.

(6) Includes shares set forth under footnote (5) above and the following: 25,000 shares of Common Stock issuable upon exercise of options held by Mr. Cavalier; 8,107,059 shares of Common Stock owned by Goodnow Capital, L.L.C.; 143,354 shares of Common Stock owned by Xmark Fund, L.P.; 114,898 shares of Common Stock owned by Xmark Fund, Ltd.; 4,797 shares of Common Stock owned by Xmark Opportunity Fund, L.P.; 7,195 shares of Common Stock owned by Xmark Opportunity Fund, Ltd.; 3,634 shares of Common Stock owned by Xmark JV Investment Partners, LLC; 660,000 shares of Common Stock issuable upon exercise of warrants held by Xmark Opportunity Fund, L.P.; 990,000 shares of Common Stock issuable upon exercise of warrants held by Xmark Opportunity Fund, Ltd.; 500,000 shares of Common Stock issuable upon exercise of warrants held by Xmark JV Investment Partners, LLC; and 1,000,000 shares of Common Stock that Xmark Asset Management, LLC has the right to vote pursuant to a voting trust agreement between Xmark Asset Management, LLC and the holders of record of the shares. Xmark Asset Management, LLC is the manager of Xmark Fund, L.P. and Xmark Fund, Ltd. Xmark Opportunity Managers, LLC is the manager of the Xmark Opportunity Fund, L.P., Xmark Opportunity Fund, Ltd. and Xmark JV Investment Partners, LLC. Mr. Cavalier is a member of Xmark Opportunity Managers, LLC and is an employee of Xmark Asset Management, LLC.

(7) Consists of shares issuable upon exercise of options held by the named individual.

(8) Includes 102,582 shares owned and 166,668 shares issuable upon exercise of options held by Mr. Burgoon.

(9) Includes 18,000 shares owned and 60,000 shares issuable upon exercise of options held by Mr. John McManus.

(10) Includes 2,100 shares owned and 8,750 shares issuable upon exercise of options held by Mr. Michael McManus.

(11) Includes 42,388 shares owned, 289,589 shares issuable upon exercise of options held by Mr. Reichow and 384 shares issuable upon exercise of warrants held by Mr. Reichow.

(12) Includes shares of preferred stock beneficially owned by Mr. Cavalier. See footnote (5) above.

(13) Includes shares of Common Stock beneficially owned by the Company’s directors and the following executive officers: Dr. Alexander; Mr. Burgoon; Dr. Day; Mr. John McManus and Mr. Michael McManus. See footnotes (6), (7), (8), (9), and (10) above.

(14) Includes 37,000 shares of Series A Preferred owned by Biotechnology Value Fund, L.P., which were convertible into 74,000 shares of Common Stock as of the Record Date; 24,000 shares of Series A Preferred owned by Biotechnology Value Fund II, L.P., which were convertible into 48,000 shares of Common Stock as of the Record Date; 6,168 shares of Series A Preferred owned by Investment 10, LLC, which were convertible into 12,336 shares of Common Stock as of the Record Date; and 57,832 shares of Series A Preferred owned by BVF Investments, LLC, which were convertible into 115,664 shares of Common Stock as of the Record Date. The Series A Preferred votes on an as converted to Common Stock basis and all amounts are shown on a Common Stock basis. BVF Partners L.P. is the general partner of Biotechnology Fund, L.P. and Biotechnology Fund II, L.P., the attorney-in-fact of Investment 10, LLC and the managing partner of BVF Investments, LLC.

(15) Includes the amounts set forth under footnote (14) above and the following: 240,538 shares of Common Stock and warrants to purchase 170,000 shares of Common Stock held by Biotechnology Value Fund, L.P.; 170,349 shares of Common Stock and warrants to purchase 116,000 shares of Common Stock held by Biotechnology Value Fund II, L.P.; 40,090 shares of Common Stock and warrants to purchase 28,336 shares of Common Stock held by Investment 10, LLC; and 350,841 shares of Common Stock and warrants to purchase 255,664 shares of Common Stock held by BVF Investments, LLC.

(16) Includes 50,000 shares of Series A Preferred owned by Biomedical Offshore Value Fund, Ltd., which were convertible into 100,000 shares of Common Stock as of the Record Date. Amount is shown on a Common Stock basis. Great Point Partners, LLC is the investment manager of Biomedical Offshore Value Fund, Ltd.

(17) Includes the amount set forth under footnote (16) above and the following: 680,000 shares of Common Stock and warrants to purchase 272,000 shares of Common Stock held by Biomedical Value Fund, L.P.; and 320,000 shares of Common Stock and warrants to purchase 228,000 shares of Common Stock held by Biomedical Offshore Value Fund, Ltd. Great Point Partners, LLC is the investment manager of Biomedical Value Fund, L.P. 1,000,000 shares of its Common Stock holdings and 400,000 shares issuable upon exercise of warrants are subject to a voting trust agreement between Xmark Asset Management, LLC and the holder of record of the shares and warrants.

(18) Includes 330,000 shares of Series A Preferred owned by Xmark Opportunity Fund, L.P., which were convertible into 660,000 shares of Common Stock as of the Record Date; 495,000 shares of Series A Preferred owned by Xmark Opportunity Fund, Ltd., which were convertible into 990,000 shares of Common Stock as of the Record Date; 250,000 shares of Series A Preferred owned by Xmark JV Investment Partners, LLC, which were convertible into 500,000 shares of Common Stock as of the Record Date. All amounts are shown on a Common Stock basis. Xmark Opportunity Managers, LLC is an affiliate of Xmark Asset Management. Mitchell D. Kaye is a principal of Xmark Asset Management, LLC and Xmark Opportunity Managers, LLC and maintains investment discretion over all of their holdings.

(19) Includes shares set forth under footnote (5) above and the following: 8,107,059 shares of Common Stock owned by Goodnow Capital, L.L.C.; 143,354 shares of Common Stock owned by Xmark Fund, L.P.; 114,898 shares of Common Stock owned by Xmark Fund, Ltd.; 4,797 shares of Common Stock owned by Xmark Opportunity Fund, L.P.; 7,195 shares of Common Stock owned by Xmark Opportunity Fund, Ltd.; 3,634 shares of Common Stock owned by Xmark JV Investment Partners, LLC; 660,000 shares of Common Stock issuable upon exercise of warrants held by Xmark Opportunity Fund, L.P.; 990,000 shares of Common Stock issuable upon exercise of warrants held by Xmark Opportunity Fund, Ltd.; 500,000 shares of Common Stock issuable upon exercise of warrants held by Xmark JV Investment Partners, LLC; and 1,000,000 shares of Common Stock that Xmark Asset Management, LLC has the right to vote pursuant to a voting trust agreement between Xmark Asset Management, LLC and the holders of record of the shares. Xmark Asset Management, LLC is the manager of Xmark Fund, L.P. and Xmark Fund, Ltd.

Series A Convertible Preferred Stock

As of the Record Date, there were [1,250,000] shares of Series A Preferred issued and outstanding. The Series A Preferred shall vote on all matters submitted to the vote of the holders of Common Stock. Each share of Series A Preferred is entitled to the number of votes equal to the number of shares of Common Stock underlying such shares of Series A Preferred. Each share of Series A Preferred Stock was convertible into two shares of Common Stock as of the Record Date.

Series B Convertible Preferred Stock

As of the Record Date, there were [475,087] shares of Series B Preferred issued and outstanding. Each share of Series B Preferred was convertible into one share of Common Stock as of the Record Date. The Series B Preferred is non-voting except for matters specifically relating to the rights of the Series B Preferred, as provided in the Charter, and as otherwise required pursuant to Delaware law.

Common Stock

As of the Record Date, there were [14,077,263] shares of Common Stock issued and outstanding.

Executive Compensation

Summary Compensation

The following table sets forth all compensation earned for services rendered to Aeolus in all capacities for the fiscal years ended September 30, 2005, 2004 and 2003, by its Chief Executive Officer, its four other most highly compensated executive officers who served in such capacities as of the end of fiscal 2005, one other individual who served as Chief Executive Officer of the Company during fiscal 2005, and two other former executive officers who would have been among the Company’s five most highly compensated executive officers for fiscal 2005 but for the fact that such former officers were no longer employed by the Company at the end of fiscal 2005, collectively referred to as the “Named Officers”.

				Long-Term Compensation Awards
Name and Principal	Fiscal	Annual Compensation (1)		Securities Underlying	All Other
Position(s)	Year	Salary ($)	Bonus ($)	Options (2)	Compensation ($)
Richard P. Burgoon, Jr. (3)	2005	148,413	147,275	250,000	803
Chief Executive Officer

John L. McManus (4)	2005	—	—	30,000	34,091
President

Elaine Alexander, M.D. (5)	2005	—	—	16,000	95,645
Chief Medical Officer

Brian Day, Ph.D. (6)	2005	—	—	16,000	84,000
Chief Scientific Officer

Michael P. McManus (7)	2005	—	—	5,000	—
Chief Accounting Officer,
Treasurer and Secretary

James D. Crapo, M.D. (8)	2005	68,000	—	—	—
Former Chief Executive Officer	2004	122,000	—	84,167	—

Shayne C. Gad, Ph.D. (9)	2005	—	—	25,000	195,000
Former President	2004	—	—	37,500	97,500

Richard W. Reichow (10)	2005	432,395	—	—	5,557
Former Executive Vice President,	2004	206,511	—	70,000	2,505
Chief Financial Officer,	2003	141,417	—	202,462	3,197
Treasurer and Secretary

(1)
Column with respect to "Other Annual Compensation" has not been included in this table because the aggregate amount of perquisites and other personal benefits received from the Company by any of the Named Officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Named Officer in the table.

(2)	Options were granted under the Company’s 2004 Stock Option Plan and 1994 Stock Option Plan.
(3)	Mr. Burgoon was appointed Chief Executive Officer on January 5, 2005. “All Other Compensation” consists of life and long-term disability insurance premiums.
(4)
Mr. John McManus is not an employee of the Company. For his services as President, Mr. John McManus is paid a monthly consulting fee of $10,000 and receives an option to purchase up to 10,000 shares of Common Stock at the end of each month he provides consulting services to the Company. During fiscal 2005, Mr. John McManus was paid $34,091 in consulting fees. Mr. John McManus is also a 50% owner of McManus & Company, Inc., which provides administrative, accounting and financial consulting services to the Company. (See footnote (7) for more information.)

(5)
Dr. Alexander is not an employee of the Company. For her services as Chief Medical Officer, Dr. Alexander is paid a monthly consulting fee of $15,000 and receives an option to purchase up to 2,000 shares of Common Stock at the end of each month she provides consulting services to the Company. During fiscal 2005, Dr. Alexander was paid $95,645 in consulting fees.

(6)
Dr. Day is not an employee of the Company. For his services as Chief Scientific Officer during fiscal 2005, Dr. Day was paid a monthly consulting fee of $8,000, which was subsequently increased to $9,500 in October 2005. He receives an option to purchase up to 2,000 shares of Common Stock at the end of each month he provides consulting services to the Company. During fiscal 2005, Dr. Day was paid $84,000 in consulting fees. Dr. Day is also Associate Professor of Medicine, Immunology & Pharmaceutical Sciences at the National Jewish Medical and Research Center (“NJM”), which provides research services to the Company. In September 2005, the Company entered into a grant agreement with NJM in the amount of $133,000, for which Dr. Day was the principal investigator. The Company also has an exclusive worldwide license from NJM to develop, make, have made, use and sell products using certain technology developed by certain scientists at NJM.

(7)
Mr. Michael McManus is not an employee of the Company. For his services as Chief Accounting Officer, McManus & Company, Inc., a consulting firm in which Mr. Michael McManus and Mr. John McManus are each 50% owners, is paid a monthly consulting payment of $12,500 and Mr. McManus receives an option to purchase up to 1,250 shares of Common Stock at the end of each month he provides consulting services to the Company. During fiscal 2005, McManus & Company, Inc. was paid $43,750 in consulting fees pursuant to services rendered by Mr. Michael McManus to the Company.

(8)	Dr. Crapo was Chief Executive Officer from July 1, 2004 through December 31, 2004.

(9)
Dr. Gad was not an employee of the Company and served as President from May 4, 2004 to June 20, 2005. For his services as President, Dr. Gad was paid a monthly consulting fee of $19,500 and received an option to purchase up to 2,500 shares of Common Stock at the end of each month he provided consulting services to the Company. During fiscal 2005, Dr. Gad was paid $195,000 in consulting fees and in fiscal 2004, he received $97,500 in consulting fees.

(10)
Mr. Reichow served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company from March 1995 to June 2005. Effective June 16, 2005, the Company elected not to renew its Employment Agreement with Mr. Reichow. The 2005 salary amount for Mr. Reichow includes $206,250 of severance. “All Other Compensation” for fiscal 2003, 2004 and 2005 consists of severance health benefits and life and long-term disability insurance premiums.

 Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

Option Grants During Fiscal Year Ended September 30, 2005 (1)

The following table summarizes all option grants during the fiscal year ended September 30, 2005 to the Named Officers. Each of these options was granted pursuant to the Company’s 2004 Stock Option Plan:

	Number of Shares Underlying Options		% of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
Name	Granted		Fiscal 2005(2)	per Share(3)	Date(4)	5%	10%
Richard P. Burgoon, Jr.	250,000	(6)	73.10%	$1.00	7/12/2015	$44,000.00	$58,000.00

John L. McManus(7)	10,000		2.92%	$0.97	7/31/2015	$2,060.00	$2,620.00
	10,000		2.92%	$0.91	8/31/2015	$2,660.00	$3,220.00
	10,000		2.92%	$1.12	9/30/2015	$560.00	$1,120.00

Elaine Alexander, M.D.(7)	2,000		0.58%	$0.90	2/28/2015	$552.00	$664.00
	2,000		0.58%	$0.70	3/31/2015	$952.00	$1,064.00
	2,000		0.58%	$0.55	4/30/2005	$1,252.00	$1,364.00
	2,000		0.58%	$0.71	5/31/2005	$932.00	$1,044.00
	2,000		0.58%	$0.73	6/30/2005	$892.00	$1,004.00
	2,000		0.58%	$0.97	7/31/2015	$412.00	$524.00
	2,000		0.58%	$0.91	8/31/2015	$532.00	$644.00
	2,000		0.58%	$1.12	9/30/2015	$112.00	$224.00

Brain Day, Ph.D.(7)	2,000		0.58%	$0.90	2/28/2015	$552.00	$664.00
	2,000		0.58%	$0.70	3/31/2015	$952.00	$1,064.00
	2,000		0.58%	$0.55	4/30/2005	$1,252.00	$1,364.00
	2,000		0.58%	$0.71	5/31/2005	$932.00	$1,044.00
	2,000		0.58%	$0.73	6/30/2005	$892.00	$1,004.00
	2,000		0.58%	$0.97	7/31/2015	$412.00	$524.00
	2,000		0.58%	$0.91	8/31/2015	$532.00	$644.00
	2,000		0.58%	$1.12	9/30/2015	$112.00	$224.00

Michael P. McManus(7)	1,250		0.37%	$0.73	6/30/2005	$557.50	$627.50
	1,250		0.37%	$0.97	7/31/2015	$257.50	$327.50
	1,250		0.37%	$0.91	8/31/2015	$332.50	$402.50
	1,250		0.37%	$1.12	9/30/2015	$70.00	$140.00

James C. Crapo, M.D.	—

Shayne C. Gad, Ph.D.(7)	2,500		0.73%	$1.45	10/29/2014	$-	$-
	2,500		0.73%	$1.12	11/30/2014	$140.00	$280.00
	2,500		0.73%	$1.25	12/31/2014	$-	$-
	2,500		0.73%	$0.78	1/31/2015	$990.00	$1,130.00
	2,500		0.73%	$0.90	2/28/2015	$690.00	$830.00
	2,500		0.73%	$0.70	3/31/2015	$1,190.00	$1,330.00
	2,500		0.73%	$0.55	4/29/2015	$1,565.00	$1,705.00
	2,500		0.73%	$0.71	5/31/2015	$1,165.00	$1,305.00
	2,500		0.73%	$0.73	6/30/2015	$1,115.00	$1,255.00
	2,500		0.73%	$0.97	7/29/2015	$515.00	$655.00

Richard W. Reichow	—

(1)	No stock appreciation rights, or “SARs,” were granted to any of the Named Officers during the fiscal year ended September 30, 2005.
(2)	Based on options to purchase 342,000 shares of Common Stock granted to employees, including the Named Officers, under the 2004 Stock Option Plan during the fiscal year ended September 30, 2005.
(3)	The exercise price is equal to or greater than 100% of the fair market value of the Common Stock on the date of grant.
(4)	The options have a term of ten years, subject to earlier termination in certain events..
(5)
Use of the assumed rates of appreciation is mandated by the rules of the SEC and does not represent the Company’s estimate or projection of the future price of its stock. There is no assurance provided to any executive officer or any other holder of Aeolus’ securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Officers.

(6)	These options were granted fully vested on July 12, 2005, and expire on July 12, 2015.
(7)	All of the option grants to this officer were granted fully vested with a ten-year term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning all stock options exercised during the fiscal year ended September 30, 2005 by the Named Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 2005.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at September 30, 2005		Value of Unexercised In-the-Money Options at September 30, 2005 (2)
Name	Exercise	Realized (1)	Exercisable	Unexerciseable	Exercisable	Unexerciseable

Richard P. Burgoon, Jr.	62,499	$2,500	187,501	—	$22,500	—
John L. McManus	—	—	30,000	—	$3,600	—
Elaine Alexander, M.D.	—	—	36,000	—	$4,740	—
Brain Day, Ph.D.	—	—	18,903	—	$5,966	—
Michael P. McManus	—	—	5,000	—	$938	—
James D. Crapo, M.D.	—	—	277,666	—	$—	—
Shayne C. Gad, Ph.D.	—	—	62,500	—	$6,250	—
Richard W. Reichow	—	—	289,589		$2,160	—

(1)
Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date prior to the date of exercise multiplied by the number of shares exercised.

(2)	Value based on the difference between the fair market value of the shares of Common Stock at September 30, 2005 ($1.12), as quoted on the OTC Bulletin Board, and the exercise price of the options.

Employment Agreements

Effective January 5, 2005, we entered into a letter agreement with Richard P. Burgoon, Jr. to serve as our Chief Executive Officer. Pursuant to the agreement, Mr. Burgoon received a signing bonus of $50,000 and he will be paid an annual salary of $200,000. In addition, Mr. Burgoon will be entitled to receive a cash bonus of $100,000 if during his employment we enter into a definitive agreement for an equity financing that raises at least $5,000,000, a partnership for the joint development or commercialization of any of our owned or in-licensed patent rights or the sale of the Company. On July 12, 2005, Mr. Burgoon’s letter agreement was amended and Mr. Burgoon was granted a fully vested stock option to purchase up to 250,000 shares of Common Stock at an exercise price of $1.00 per share (the “Stock Option”). Mr. Burgoon also will receive a quarterly bonus in the amount of $32,425 (“Quarterly Bonus”), which Mr. Burgoon has agreed to use exclusively for the purchase of shares through the exercise of the Stock Option within five business days of receipt of such Quarterly Bonus. The number of shares that can be purchased quarterly under this alternative is set at 20,833, and additional shares under the Stock Option can be purchased by Mr. Burgoon using his funds, coincident with or independent of this alternative. Any stock purchased as a result of the exercise of the Stock Option used with funds from the Quarterly Bonus shall be legally owned by Mr. Burgoon but shall be held in trust by the Company and not subject to sale by Mr. Burgoon until such time as Mr. Burgoon’s position with the Company has ended, unless otherwise agreed to by the Board.

In the event that there is a change of control of the Company while Mr. Burgoon is Chief Executive Officer (where greater than 50% of the voting stock of the Company is acquired by a third party), immediately at the change of control, the Company shall provide a one-time bonus to Mr. Burgoon in the amount of $1.00 multiplied by any shares not yet exercised under the Stock Option, which Mr. Burgoon has agreed to use specifically for the purchase of any remaining shares under the Stock Option. In the event that Mr. Burgoon declines to obtain any such remaining shares, the unused portion of this one-time bonus shall be returned to the Company. Mr. Burgoon’s letter agreement has no term and his employment is at will.

James D. Crapo, M.D. was our Chief Executive Officer from July 1, 2004 through December 31, 2004. In June 2004, we entered into a six-month employment agreement with Dr. Crapo that provided for an annualized salary of $272,000 and a stock option grant of 84,167 shares with an exercise price of $5.00 per share. Dr. Crapo’s employment agreement expired on December 31, 2004.

Shayne C. Gad, Ph.D. served as our President from May 4, 2004 to June 20, 2005. In May 2004, we entered into a consulting agreement with Dr. Gad that provided for monthly compensation of $19,500 and stock option grants totaling 45,000 shares for the period from May 2004 through December 2004. In December 2004, we entered into another consulting agreement with Dr. Gad that provided for monthly compensation of $19,500 and monthly stock option grants of 2,500 shares through December 31, 2005. Dr. Gad resigned as the Company’s President in June 2005.

On April 2, 2002, we entered into an employment agreement with Mr. Reichow, our former Executive Vice President, Chief Financial Officer, Treasurer and Secretary. The agreement was amended in December 2004 to provide that the agreement term would continue after April 30, 2005 on a month-to-month basis and could be terminated at any time upon 30 days notice. The agreement provided for a base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by Mr. Reichow and the Chief Executive Officer, the Board or the Compensation Committee. The agreement also provided that during its term and, unless Mr. Reichow terminated his employment for cause, for a period of nine months thereafter, Mr. Reichow would not compete with us, directly or indirectly. Further, in the event that the employment of Mr. Reichow was terminated by the Board, other than in a change in control and without just cause, we would continue to pay, for a period of nine months, Mr. Reichow’s base salary, plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

We also entered into a severance agreement with Mr. Reichow, which provides that if his employment is terminated without just cause subsequent to a change in control, as defined in the severance agreement, as amended, he would receive a severance benefit of two and one-half times his annual base salary and average bonus. Effective June 16, 2005, Aeolus elected not to renew the employment agreement with Mr. Reichow. Accordingly, Aeolus paid Mr. Reichow $206,250, representing nine months’ of his then current salary, and an additional $22,917 in lieu of 30 days' notice of termination. On June 21, 2005, we entered into a separation agreement and general release with Mr. Reichow, pursuant to which we issued Mr. Reichow a lump sum payment of $10,000 and we are providing Mr. Reichow with healthcare coverage through the earlier of April 2006 or the date on which Mr. Reichow obtains full-time employment.

Compensation of Directors

All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. In addition, the Board of Directors and the Compensation Committee have adopted the following compensation program for the outside members of the Board of Directors:

•
Each outside Board member will receive annual cash compensation of $15,000, which will be paid in equal quarterly payments. Cash compensation for new and terminating Board members will be prorated for the period of time that they are a Board member during the respective quarter.

•
Audit Committee members will receive an additional $10,000 of annual cash compensation, which will be paid in equal quarterly payments. Cash compensation for new and terminating Audit Committee members will be prorated for the period of time that they are members of the Audit Committee during the respective quarter.

•
Each outside Board member shall receive an annual nonqualified stock option for 20,000 shares in September of each year during service. The option exercise prices shall be equal to the closing price of the Common Stock on the grant date. The options shall have 10-year terms and vest, as long as the director remains on the Board, on a monthly basis over a 12-month period beginning on the date of grant. Vested shares shall be exercisable for 10 years from the grant date. Unvested options expire upon resignation from the Board.

Report of the Compensation Committee on Executive Compensation

Neither the material in this report, nor the performance graph included in this proxy statement under the heading “—Performance Graph”, is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing of Aeolus under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporating language in such filing.

The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Aeolus’ executive officers. The Compensation Committee met three times during fiscal 2005 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Aeolus’ compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 2005.

Compensation Philosophy

Aeolus’ compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Aeolus’ long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

Aeolus’ total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

•  To attract and retain key executives critical to the long-term success of Aeolus;
•  To support a performance-oriented environment that rewards performance with respect to Aeolus’ short-term and long-term financial goals;
•  To encourage maximum performance through the use of appropriate incentive programs; and
•  To align the interests of executives with those of Aeolus’ stockholders by providing a significant portion of compensation in Aeolus’ Common Stock.

Base Salary/Consulting Fee

The Compensation Committee reviews the base salary or consulting fee of each executive officer. In determining appropriate salary or fee levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for comparable positions. Traditional measures of corporate performance, such as earnings and sales growth, are not as applicable to early stage pharmaceutical companies as they are to mature companies because of the lack of revenues. Consequently, the Compensation Committee considers other measures of performance to evaluate compensation.

Stock Options

The Company’s 2004 Stock Option Plan was established to provide all employees and consultants of Aeolus with an opportunity to share, along with stockholders of Aeolus, in the long-term performance of Aeolus. Stock options only have value to the employee or consultant if the price of Aeolus’ stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

Grants of stock options are generally made upon commencement of employment, with additional grants being made periodically to all eligible employees and consultants, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the option plans generally have vesting schedules of three to four years and expire ten years from the date of grant. The exercise price of options granted under the option plans is usually 100% of fair market value of the Common Stock on the date of grant.

CEO Compensation

The Chief Executive Officer’s compensation is determined in the same manner as the compensation of Aeolus’ other executive officers.

Mr. Burgoon became our Chief Executive Officer in January 2005 and received a signing bonus of $50,000 upon commencement of employment. His annual salary is currently $200,000. In addition, pursuant to his employment agreement with the Company, Mr. Burgoon is entitled to receive a cash bonus of $100,000 if during his employment we enter into a definitive agreement for an equity financing that raises at least $5,000,000, a partnership for the joint development or commercialization of any of our owned or in-licensed patent rights or the sale of the Company. On July 12, 2005, Mr. Burgoon’s letter agreement was amended whereby Mr. Burgoon was granted a fully vested stock option to purchase up to 250,000 shares of common stock at an exercise price of $1.00 per share (the “Stock Option”). Mr. Burgoon will also receive a quarterly bonus in the amount of $32,425 (the “Quarterly Bonus”), which Mr. Burgoon has agreed to use exclusively for the purchase of shares through the exercise of the Stock Option within five business days of receipt of such Quarterly Bonus. The number of shares that can be purchased quarterly under this alternative is set at 20,833, and additional shares under the Stock Option can be purchased by Mr. Burgoon using his funds, coincident with or independent of this alternative. Any stock purchased as a result of the exercise of the Stock Option used with funds from the Quarterly Bonus shall be legally owned by Mr. Burgoon, but shall be held in trust by the Company and not subject to sale by Mr. Burgoon until such time as Mr. Burgoon’s position with the Company has ended, or unless otherwise agreed to by the Board of Directors.

In the event that there is a change of control of the Company while Mr. Burgoon is Chief Executive Officer (where greater than 50% of the voting stock of the Company is acquired by a third party), the Company shall provide a one-time bonus to Mr. Burgoon in the amount of $1.00 multiplied by any shares not yet exercised under the Stock Option, which amount shall be used by Mr. Burgoon solely for the purchase of any remaining shares under the Stock Option. In the event that Mr. Burgoon declines to obtain any such remaining shares, the unused portion of the one-time bonus shall be returned to the Company. Mr. Burgoon’s letter agreement has no term and his employment is at will.

The compensation for Mr. Burgoon was determined by the Compensation Committee and the Board of Directors based on reviews of industry standards and consultation with compensation experts.

Conclusion

The Compensation Committee believes that Aeolus’ compensation policies are structured to result in the highest level of performance from Aeolus’ executives. By providing each executive with a significant number of shares of stock options, the Compensation Committee believes that it has closely aligned Aeolus’ executives’ personal interests with those of Aeolus and its stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which Aeolus competes for executives.

Submitted by:	The Compensation Committee

David C. Cavalier, Chairman
Joseph J. Krivulka
Peter D. Suzdak, Ph.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, members of the Compensation Committee consisted of the following current directors: Mr. Cavalier, Mr. Krivulka and Dr. Suzdak. None of these directors were at any time during fiscal 2005 or at any other time an officer or employee of Aeolus. No executive officer of Aeolus serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or the Compensation Committee of Aeolus.

PROPOSAL 2 -
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Company is seeking stockholder ratification of the selection by the Audit Committee of Haskell & White LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2006.

Stockholder ratification of the selection of Haskell & White LLP as the Company’s independent public accountants is not required under the laws of the State of Delaware, by the Company’s Bylaws or otherwise. However, the Audit Committee is submitting the selection of Haskell & White to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Haskell & White. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

 Haskell & White LLP, Irvine, California, which was appointed our independent registered public accounting firm on September 9, 2005, has audited our financial statements for the fiscal year ended September 30, 2005 and is currently serving as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006. The Audit Committee approved this appointment. Aeolus did not consult Haskell & White during its last two most recent fiscal years or any subsequent interim period prior to the engagement regarding the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on Aeolus’ financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Haskell & White are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions.

Grant Thornton LLP, Raleigh, North Carolina, which served as our independent registered public accounting firm for the fiscal year ended September 30, 2004, reviewed Aeolus’ quarterly reports on Form 10-Q for the first three quarters of fiscal 2005. On September 9, 2005, Grant Thornton resigned as Aeolus’ independent registered public accounting firm. The resignation was the sole decision of Grant Thornton and was not sought, recommended or approved by Aeolus’ Audit Committee. Grant Thornton’s report on Aeolus’ financial statements for the fiscal year ended September 30, 2004 was not qualified or modified as to uncertainty, audit scope or accounting principles, and did not contain an adverse opinion or disclaimer of opinion. During the fiscal year ended September 30, 2004, and from October 1, 2004 through September 9, 2005, there were no disagreements between Aeolus and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference thereto in its report on the financial statements for the fiscal year ended September 30, 2004. During the fiscal year ended September 30, 2004, and from October 1, 2004 through September 9, 2005, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). Grant Thornton issued a letter addressed to the SEC stating that it agreed with the above statements concerning Grant Thornton.

PricewaterhouseCoopers LLP, Raleigh, North Carolina, which served as our independent registered public accounting firm for the fiscal year ended September 30, 2003, reviewed Aeolus’ quarterly reports on Form 10-Q for the first three quarters of fiscal 2004. On August 23, 2004, PricewaterhouseCoopers resigned as Aeolus’ independent registered public accounting firm. The resignation was the sole decision of PricewaterhouseCoopers and was not sought, recommended or approved by Aeolus’ Audit Committee. PricewaterhouseCoopers’ reports on Aeolus’ financial statements for the fiscal years ended September 30, 2003 and 2002 contained a statement that “the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.” Other than the “going concern” explanatory paragraph noted in the immediately preceding sentence, PricewaterhouseCoopers’ reports for the fiscal years ended September 30, 2003 and 2002 were not qualified or modified as to uncertainty, audit scope or accounting principles, and did not contain an adverse opinion or disclaimer of opinion. During the fiscal years ended September 30, 2003 and 2002, and from October 1, 2003 through August 23, 2004, there were no disagreements between Aeolus and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make a reference thereto in its report on the financial statements for the fiscal year ended September 30, 2003. During fiscal years ended September 30, 2003 and 2002, and from October 1, 2003 through August 23, 2004, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). PricewaterhouseCoopers issued a letter addressed to the SEC stating that it agreed with the above statements concerning PricewaterhouseCoopers.

Independent Registered Public Accounting Firm - Fees

The following table shows the aggregate fees accrued by the Company for audit and other services for the fiscal years ended September 30, 2005 and 2004, provided by Haskell & White LLP, Grant Thornton LLP and PricewaterhouseCoopers LLP.

	Haskell & White	Grant Thornton	PriceWaterhouse-Coopers	Total

Fiscal Year 2005
Audit Fees (1)	$40,945	$20,483	$—	$61,428
Audit-Related Fees (2)	—	—	7,010	7,020
Tax Fees (3)	—	6,300	4,000	10,300
All Other Fees	—	—	—	—
Total Fiscal Year 2005	$40,945	$26,783	$11,010	$78,748

Fiscal Year 2004
Audit Fees (4)	$—	$48,401	$—	$48,401
Audit-Related Fees (5)	—	—	23,100	23,100
Tax Fees (3)	—	—	7,468	7,468
All Other Fees	—	—	—	—
Total Fiscal Year 2004	$—	$48,401	$30,568	$78,970

(1) Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of the Company’s financial statements and in connection with its statutory and regulatory filings or engagements. Also includes fees for services related to two registration statements that the Company filed with the SEC in December 2004 to register additional shares under the Company’s 1994 Stock Option Plan and 2004 Stock Option Plan.

(2) Represents fees billed for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements that are not included under footnote (1) above.

(3) Tax fees are for services related to the preparation of the Company’s tax returns and other filings we made with the Internal Revenue Service and tax advice regarding the application of various provisions of the Internal Revenue Code of 1986, as amended.

(4) Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of the Company’s financial statements and in connection with its statutory and regulatory filings or engagements. Also includes fees for services related to a registration statement that the Company filed with the SEC in May 2004 to register additional shares under the Company’s 1994 Stock Option Plan, and to a resale registration statement that the Company filed with the SEC in May 2004.

(5) Represents fees billed for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements that are not included under footnote (4) above.

All fees described above were approved by our Audit Committee. Pursuant to its Charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and Nasdaq rules and regulations, to approve audit and permissible non-audit services; however, it has not yet done so. There will be representatives from Haskell & White LLP present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee has reviewed and discussed Aeolus’ audited financial statements for fiscal year ended September 30, 2005 with management. The Audit Committee also has discussed with Haskell & White LLP, Aeolus’ registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified and supplemented to date. The Audit Committee has received the written disclosures and the letter from Haskell & White required by Independence Standards Board Standard No. 1, as modified and supplemented to date, and has discussed with Haskell & White its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year ended September 30, 2005 be included in Aeolus’ Annual Report on Form 10-K for fiscal year ended September 30, 2005.

The Common Stock of Aeolus is not listed on any national securities exchange or association. Therefore, not all of the members of the Audit Committee must be independent. However, the Board of Directors has determined that all of the members of the Audit Committee other than Mr. Cavalier meet the Nasdaq Audit Committee independence standards, as currently in effect. The Board of Directors has also determined that Mr. Cavalier is an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K.

Submitted by:	The Audit Committee

David C. Cavalier, Chairman
Amit Kumar, Ph.D
Chris A. Rallis

The foregoing Audit Committee Report shall not be deemed to be soliciting material or deemed to be filed with the SEC or incorporated by reference into any of Aeolus’ previous or future filings with the SEC, except as otherwise explicitly specified by Aeolus in any such filing.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required to ratify the selection of Haskell & White LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors has approved and recommends that stockholders vote “FOR” the ratification of Haskell & White LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2006.

PROPOSAL NO. 3 -
INCREASE IN AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK

Currently, there are 50,000,000 shares of Common Stock and 3,000,000 shares of preferred stock authorized under the Charter. The preferred stock is divided into two series: 1,250,000 shares of preferred stock are designated “Series A Convertible Preferred Stock,” and 600,000 shares of preferred stock are designated “Series B Convertible Preferred Stock.” As of the Record Date, there were issued and outstanding: [1,250,000] shares of Series A Preferred; [475,087] shares of Series B Preferred; and promissory notes convertible into an aggregate of [20,721] shares of Series B Preferred.

The Board of Directors is requesting stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of preferred stock to from 3,000,000 shares to 10,000,000 shares. If the proposal is approved at the Annual Meeting, the Company will have an aggregate of 60,000,000 shares of capital stock authorized under the Charter.

The additional preferred stock to be authorized by adoption of the proposed amendment would be “undesignated” preferred stock, which may be issued from time to time in one or more series, including as Series A Preferred or Series B Preferred. Subject to the limitations and restrictions set forth in the Charter, the Board, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of preferred stock and the number of shares constituting any such series, and the designation thereof, provided that all shares of any one series of preferred stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

The Board of Directors desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, subject to applicable laws that may require stockholder approval for certain issuances of additional shares. These purposes may include: raising capital; establishing strategic relationships with other companies; expanding the Company’s business or assets through the acquisition of other businesses or assets; and other purposes.

The additional shares of Common Stock that would become available for issuance if the proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of preferred stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized preferred stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The text of the Company’s existing Charter may be obtained upon written request directed to the Company’s Secretary at its principal offices set forth on the Notice of Annual Meeting accompanying this proxy statement. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

The affirmative vote of the following is required to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation: holders of a majority of the outstanding shares of Series A Preferred; Xmark Opportunity Fund, L.P.; Xmark Opportunity Fund, Ltd.; and holders of a majority of the outstanding shares of preferred stock of the Company, voting together as a single class on an as converted to Common Stock basis. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The Board of Directors has approved and recommends that stockholders vote “FOR” the amendment of the Charter to increase the authorized number of shares of preferred stock of the Company as set forth in Proposal 3.

Performance Graph

The following graph shows a five-year comparison of cumulative total stockholder returns for Aeolus, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index. The graph and data below assume that $100 was invested on September 30, 2000 in each of Aeolus’ Common Stock , the stocks in the Nasdaq Stock Market (U.S.) Index and the stocks in the Nasdaq Pharmaceutical Index, and further assumes the reinvestment of all dividends.

	9/30/00	9/30/01	9/30/02	9/30/03	9/30/04	9/30/05

Aeolus Pharmaceuticals, Inc.	$100	$45.93	$2.07	$8.89	$4.50	$3.32
Nasdaq Stock Market (U.S.)	$100	$40.94	$32.15	$49.23	$52.53	$59.98
Nasdaq Pharmaceutical	$100	$56.47	$35.35	$54.78	$54.35	$59.72

Certain Related Transactions

Aeolus has adopted a policy that all transactions between Aeolus and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Aeolus than could be obtained from unaffiliated third parties.

In November 2005, funds managed by Xmark Opportunity Managers, LLC purchased an aggregate of 1,075,000 shares of Series A Preferred and warrants to purchase an aggregate of 2,150,000 shares of Common Stock for an aggregate purchase price of $2,150,000. David Cavalier, our Chairman, is a member of Xmark Opportunity Managers, LLC.

Richard P. Burgoon, Jr., our Chief Executive Officer, is an investor in funds managed by Xmark. In addition, Mr. Burgoon has agreed with Xmark to provide certain consulting services to Xmark with respect to Aeolus while Xmark remains an investor in Aeolus, and, in consideration for those services, Xmark has agreed to pay Mr. Burgoon a percentage of its performance fee from its position in Aeolus as of May 31, 2004.

In September 2005, the Company entered into a grant agreement with National Jewish Medical and Research Center (“NJM”), which provides research services for the Company. Pursuant to the agreement, the Company will pay NJM an aggregate of $133,000 in four quarterly installments. Dr. Day, one of the Company’s executive officers, is an Associate Professor of Medicine, Immunology, & Pharmaceutical Sciences at NJM and is the principal investigator on the grant. In November 2005, the Company entered into two additional grant agreements with NJM. Pursuant to these agreements, the Company will pay NJM an aggregate of $141,000 in fiscal 2006 for research services. Dr. Day is also one of the principal investigators on these grants. The Company also has an exclusive worldwide license from NJM to develop, make, have made, use and sell products using certain technology developed by certain scientists at NJM (the “NJM License”). Under the NJM License, the Company will pay royalties to NJM on net product sales during the term of the NJM License and a milestone payment upon regulatory approval. In addition, Aeolus is obligated under the NJM License to pay all or a portion of patent prosecution, maintenance and defense costs.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended September 30, 2005, except for Form 4s filed by: Xmark Asset Management in January 2005 to report the purchase of 28,457 shares of Series B Preferred and warrants to purchase 22,191 shares of Series B Preferred, and the subsequent conversion of the 28,457 shares of Series B Preferred into 28,457 shares of Common Stock, which was filed ten days late; Xmark Asset Management in April 2005 to report the purchase of 20,000 shares of Common Stock, which was filed 45 days late; Richard P. Burgoon, Jr. in April 2005 to report the purchase of 6,000 shares of Common Stock, which was filed two days late; and Xmark Asset Management in July 2005 to report the purchase of 87,300 shares of Common Stock, which was filed two days late.

Deadline for Stockholder Proposals for 2007 Annual Meeting of Stockholders

Stockholders having proposals that they desire to present at the 2007 Annual Meeting of Stockholders of Aeolus (the “2007 Annual Meeting”) should, if they desire that such proposals be included in Aeolus’ proxy statement relating to such meeting, submit such proposals in time to be received by Aeolus not later than October 2, 2006. To be included, all submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, and the Board of Directors directs the close attention of interested stockholders to that rule. Stockholders having proposals that they desire to present at the 2007 Annual Meeting that are not to be included in the proxy materials for the 2007 Annual Meeting, or stockholders who wish to nominate a director for such meeting, must generally do so not less than 50 days nor more than 75 days prior to the 2007 Annual Meeting. Stockholders are also advised to review the Company’s Bylaws, which may be requested at the address below, and which contain additional requirements about advance notice of stockholder proposals and director nominations. Proposals should be mailed to Michael P. McManus, Corporate Secretary, Aeolus Pharmaceuticals, Inc., 23811 Inverness Place, Laguna Niguel, California 92677.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, brokers with account holders who are Aeolus stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Michael P. McManus, Corporate Secretary, Aeolus Pharmaceuticals, Inc., 23811 Inverness Place, Laguna Niguel, California 92677. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other business to be brought before the meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

AEOLUS PHARMACEUTICALS, INC.

This Proxy is Solicited by the Board of Directors

PROXY

The undersigned, a stockholder of Aeolus Pharmaceuticals, Inc., a Delaware corporation, hereby constitutes and appoints Richard P. Burgoon, Jr. and Michael P. McManus, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the Annual Meeting of Stockholders of Aeolus to be held in the McGraw Boardroom at the offices of BIOCOM at 4510 Executive Drive, Plaza One, San Diego, California 92121 on March 23, 2006, commencing at 1:00 p.m., Pacific Time, and any adjournment(s) thereof. The undersigned hereby directs this proxy to be voted as follows:

(Continued and to be signed on other side)

ANNUAL MEETING OF STOCKHOLDERS OF

AEOLUS PHARMACEUTICALS, INC.

March 23, 2006

Please complete, date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL SEVEN DIRECTORS AND “FOR” PROPOSALS 2 and 3.
PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. [X]

1. The Election of Seven Directors:

2. The ratification of the appointment of Haskell & White LLP as the Company’s independent public accountants to audit the Company’s financial statements for fiscal 2006.

3. The approval of an amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of authorized shares of Preferred Stock of the Company from 3,000,000 to 10,000,000.
FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)	NOMINEES: * David C. Cavalier * John M. Farah, Jr. * Chris A. Rallis * Peter D. Suzdak, Ph.D. * Michael E. Lewis, Ph.D. * Joseph J. Krivulka * Amit Kumar, Ph.D.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the blank next to each nominee you wish to withhold,)

This proxy will be voted as directed above. In the absence of any direction, this proxy will be voted “FOR” proposals 1, 2 and 3, with discretion to vote upon such other matters as may be brought before the meeting. Any proxy heretofore given by the undersigned for the meeting is hereby revoked and declared null and void and without any effect whatsoever.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder      Date:      Signature of Stockholder      Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.